Exhibit 99.2

AZENTA, INC.
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Introduction

On July 1, 2026, Azenta, Inc. (the “Company”) completed the sale of the entire issued share capital of B Medical Systems S.à r.l. (“B Medical”) to Thelema (the “Transaction”) pursuant to the Sale and Purchase Agreement. The aggregate purchase price for the Transaction was USD 63,000,000 in cash, of which USD 35,000,000 was funded through the Vendor Loan Agreement. The purchase price is fixed and not subject to customary post-closing adjustments.

The sale of B Medical is considered a significant disposition for purposes of Item 2.01 of Form 8-K. The Company has also determined that the sale of B Medical has met the criteria to be classified as a discontinued operation in accordance with accounting principles generally accepted in the United States of America. Accordingly, the Company began to account for B Medical as a discontinued operation beginning in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2024. Accordingly, the Company has prepared the unaudited pro forma condensed consolidated financial information presented below in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, of the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Basis of Unaudited Proforma Condensed Consolidated Financial Information

The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the Transaction as if it had occurred on March 31, 2026, the date of the Company's most recently filed balance sheet. This unaudited pro forma condensed consolidated balance sheet has been derived from the Company's historical condensed consolidated financial statements and gives effect to the Transaction subject to the assumptions and adjustments described in the accompanying notes and is based on information presently available. The unaudited pro forma condensed consolidated balance sheet is presented for illustrative and informational purposes only and is not necessarily indicative of what the Company's financial condition would have been had the Transaction been completed on the dates assumed or indicated, nor is it necessarily indicative of the Company's future financial condition.

The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with (i) the Company's historical audited consolidated financial statements and the accompanying notes, as well as “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in the Company's Annual Report on Form 10-K for the year ended September 30, 2025, filed with the SEC on December 4, 2025 ("Form 10-K") and (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 8, 2026, to which this exhibit relates.

The unaudited pro forma condensed consolidated balance sheet reflects the following transaction adjustments (“Transaction Adjustments”) to give effect to the Transaction, based on currently available information and assumptions that the Company believes are reasonable as of the filing date:
•the recognition of the estimated impact of the net cash proceeds received in connection with the Transaction;
•the recognition of the note receivable arising under the Vendor Loan Agreement; and
•the derecognition of the assets and liabilities of B Medical disposed of in the Transaction.

AZENTA, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	As of March 31, 2026
	Historical (as reported)	Transaction Adjustments (Note 2)		Pro Forma

Assets
Current assets
Cash and cash equivalents	$234,033	$19,000	A	$253,033
Short-term marketable securities	146,484			146,484
Accounts receivable, net of allowance for expected credit losses ($4,481 and $4,649, respectively)	131,318			131,318
Inventories	78,510			78,510
Short-term restricted cash	2,410			2,410
Refundable income taxes	6,838			6,838
Note receivable - related party	—	35,000	B	35,000
Prepaid expenses and other current assets	50,214			50,214
Current assets held for sale	77,178	(77,178)	C	—
Total current assets	726,985	(23,178)		703,807
Property, plant and equipment, net	171,832			171,832
Long-term marketable securities	177,831			177,831
Long-term deferred tax assets	501			501
Operating lease right-of-use assets	59,451			59,451
Goodwill	553,070			553,070
Intangible assets, net	91,433			91,433
Long-term income taxes receivable	45,600			45,600
Other assets	8,814			8,814
Noncurrent assets held for sale	68,372	(68,372)	C	—
Total assets	$1,903,889	$(91,550)		$1,812,339
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$33,136			$33,136
Deferred revenue	39,013			39,013
Derivative liability	29,615			29,615
Accrued warranty and retrofit costs	4,157			4,157
Accrued compensation and benefits	29,146			29,146
Accrued customer deposits	36,217			36,217
Accrued income taxes payable	8,753			8,753
Accrued expenses and other current liabilities	45,739	(9,000)	D	36,739
Current liabilities held for sale	31,416	(31,416)	C	—
Total current liabilities	257,192	(40,416)		216,776
Long-term deferred tax liabilities	15,747			15,747
Long-term operating lease liabilities	55,711			55,711
Other long-term liabilities	10,892			10,892
Noncurrent liabilities held for sale	9,670	(9,670)	C	—
Total liabilities	349,212	(50,086)		299,126

Stockholders' equity
Preferred stock, $0.01 par value - 1,000,000 shares authorized, no shares issued or outstanding	—			—
Common stock, $0.01 par value - 125,000,000 shares authorized, 59,553,293 shares issued and 46,091,424 shares outstanding at March 31, 2026; 59,320,848 shares issued and 45,858,979 shares outstanding at September 30, 2025	596			596
Additional paid-in capital	538,782			538,782
Accumulated other comprehensive loss	(27,471)			(27,471)
Treasury stock, at cost - 13,461,869 shares at March 31, 2026 and September 30, 2025	(200,956)			(200,956)
Retained earnings	1,243,726	$(41,464)	E	1,202,262
Total stockholders' equity	1,554,677	$(41,464)		1,513,213
Total liabilities and stockholders' equity	$1,903,889	$(91,550)		$1,812,339
See accompanying notes to the unaudited pro forma condensed consolidated balance sheet.

AZENTA, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

Note 1: Basis of Presentation
The accompanying unaudited pro forma condensed consolidated balance sheet has been prepared in accordance with the rules and regulations of the SEC on the basis described under the heading “Introduction”.

Note 2: Transaction Adjustments
A.Reflects an adjustment to cash and cash equivalents equal to the net cash proceeds from the Transaction. A reconciliation of the purchase price to the net cash proceeds reflected in the Transaction Adjustments is presented in the table below (in thousands):

Description	Amount
Purchase price	$63,000
Deposit received in December 2025	(9,000)
Note receivable - related party	(35,000)
Net cash proceeds	$19,000

The total cash proceeds received is $28.0 million, of which $9.0 million was received in December 2025 and $19.0 million was received in June 2026.

B.Reflects the recognition of a short-term vendor loan receivable at its estimated fair value in connection with the Transaction. Pursuant to the Vendor Loan Agreement entered into on July 1, 2026, Azenta agreed to provide a secured term loan to Thelema with an aggregate principal amount of $35.0 million. The loan bears interest at a rate of 6.0% per annum, matures three months following the funding date, and is required to be repaid in full at maturity. The accompanying unaudited pro forma condensed consolidated balance sheet reflects an adjustment to recognize the vendor loan receivable at its estimated fair value as of the closing date, which was determined based on currently available information and management's assumptions regarding the terms of the loan, expected repayment period, borrower credit risk, and the value of the underlying collateral.

C.Reflects the removal of the assets and liabilities of B Medical which were presented within discontinued operations on the Company's historical condensed consolidated balance sheet as of March 31, 2026. For additional information regarding the composition of the B Medical Systems business' assets and liabilities as of March 31, 2026, refer to note 3 to the Form 10-Q.

D.Reflects the release of the accrual for the $9.0 million deposit received from Thelema in December 2025 in connection with the completion of the Transaction.

E.Reflects the impact on retained earnings resulting from the cumulative translation adjustments of approximately $46.9 million, offset by $5.4 million of estimated cost to sell.